EXHIBIT 4.11

                           AMENDMENT TO THE
       GIANT INDUSTRIES, INC. & AFFILIATED COMPANIES 401(K) PLAN

     WHEREAS, Giant Industries, Inc. (the "Employer") adopted the Giant Industries, Inc. Plan (the "Plan") through adoption of the Fidelity Investments CORPORATEplan for Retirement(sm) Profit Sharing/401(k) Basic Plan Document No. 07, effective as of January 1, 1996; and

     WHEREAS, the Employer desires to amend the Plan's employer stock investment option.

     NOW THEREFORE, the Employer amends the Plan as follows effective May
4, 2001.

     1. Section 14.04(k) is hereby amended by removing the word "and" from the end thereof.

     2. Section 14.04(l) is hereby amended by replacing the period at the end thereof with the following "; and".

     3. A new subsection (m) is hereby added to Section 14.04 to read as follows:

         (m) to borrow funds from a bank or other financial institution not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion, provided that the cost of borrowing shall be allocated in a reasonable fashion to the permissible investments in need of liquidity.

     4. Section 14.24 is hereby restated in its entirety to read as follows:

         14.24 Employer Stock Investment Option. If one of the Permissible Investments is equity securities issued by the Employer or a Related Employer ("Employer Stock"), such Employer Stock must be publicly traded and "qualifying employer securities" within the meaning of Section 407(d)(5) of ERISA. Plan investments in Employer Stock shall be made via the Employer Stock Fund (the "Stock Fund"), which shall consist of shares of Employer Stock and short-term, liquid investments consisting of Mutual Fund shares or commingled money market pool units, as agreed to by the Employer and the Trustee, necessary to satisfy the Fund's cash needs for transfers and payments. A target range for the short-term, liquid investments shall be maintained for the Stock Fund. The Named Fiduciary shall, after consultation with the Trustee, establish and communicate to the Trustee in writing such target range and a drift allowance for such short-term, liquid investments. Such target range and drift allowance may be changed by the Named Fiduciary, after consultation with the Trustee, provided any such change is communicated to the Trustee in writing. The Trustee is responsible for ensuring that the actual short-term, liquid investments held in the Stock Fund fall within the agreed-upon target range over time, subject to the Trustee's ability to execute open-market trades in Employer Stock or to otherwise trade with the Employer. Each participant's proportional interest in the Stock Fund shall be measured in units of participation, rather than shares of Employer Stock. Such units shall represent a proportionate interest in all assets of the Stock Fund, which include shares of Employer Stock, short-term, liquid investments, and, at times, receivables and payables (such as receivables and payables arising out of unsettled stock trades). The Trustee shall determine a daily net asset value ("NAV") for each unit outstanding of the Stock Fund. Valuation of the Stock Fund shall be based upon: (a) the New York Stock Exchange closing price of the stock; or (b) if unavailable, the latest available price as reported by the principal national securities exchange on which the Employer Stock is traded (the "Closing Price"); or (c) if neither is available, the price determined in good faith by the Trustee. The NAV shall be adjusted for gains or losses realized on sales of Employer Stock, appreciation or depreciation in the value of those shares owned, dividends paid on Employer Stock to the extent not used to purchase additional units of the Stock Fund for affected participants, and interest on the short-term investments held by the Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Stock Fund, including principal obligations, if any, and expenses that, pursuant to Employer direction, the Trustee accrues or pays from the Stock Fund. At the direction of the Employer, the NAV may also be adjusted for commissions on purchases and sales of Employer Stock. Investments in Employer Stock shall be subject to the following limitations:

     (a) Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Employer Stock to the extent necessary to comply with investment directions under Section 2.4 of this Agreement. The Employer shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

     (b) Fiduciary Duty of Named Fiduciary. The Named Fiduciary shall continuously monitor the suitability under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by Section 404(a)(2) of ERISA) of acquiring and holding Employer Stock. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Employer Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of the Plan or this Agreement.

     (c) Purchases and Sales. Purchases and sales of Employer Stock shall be made on the open market in accordance with the Trustee's standard trading guidelines, as they may be amended from time to time, as necessary to honor exchange and withdrawal activity and to maintain the target range and drift allowance for the Employer Stock described in the introductory language to this Section 14.24. Purchases and sales of Employer Stock shall be made on the open market on the date on which the Trustee receives from the Employer in good order all information and documentation necessary to accurately effect such purchases and sales, or (i) if later, in the case of purchases, the date on which the Trustee has received a transfer of the funds necessary to make such purchases, (ii) as otherwise provided in the Service Agreement, or (iii) as provided in Subsection (d) below. Such general rules shall not apply in the following circumstances:

         (i) If the Trustee is unable to determine the number of shares required to be purchased or sold on such day;

         (ii) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

         (iii) If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of the circumstances described in (i), (ii), or (iii) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow directions from the Named Fiduciary to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Named Fiduciary.

     (d) Purchases and Sales from or to Employer. If directed by the Employer in writing prior to the trading date, the Trustee may purchase or sell Employer Stock from or to the Employer if the purchase or sale is for adequate consideration (within the meaning of Section 3(18) of ERISA) and no commission is charged. If Employer contributions or contributions made by the Employer on behalf of the Participants under the Plan are to be invested in Employer Stock, the Employer may transfer Employer Stock in lieu of cash to the Trust. In such case, the shares of Employer Stock to be transferred to the Trust will be valued at a price that constitutes adequate consideration (within the meaning of ERISA Section 3(18)).

     (e) Use of Broker to Purchase Employer Stock. The Employer hereby directs the Trustee to use Fidelity Capital Markets, Inc., an affiliate of the Trustee, or any other affiliate or subsidiary of the Trustee (collectively, "Capital Markets"), to provide brokerage services in connection with all market purchases and sales of Employer Stock for the Stock Fund, except in circumstances where the Trustee has determined, in accordance with its standard trading guidelines or pursuant to Employer direction, to seek expedited settlement of the trades. The Trustee shall provide the Employer with the commission schedule for such transactions, a copy of Capital Markets' brokerage placement practices, and an annual report which summarizes all securities transaction-related charges incurred by the Plan. The following shall apply as well:

          (i) Any successor organization of Capital Markets through reorganization, consolidation, merger, or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this provision.

          (ii) The Trustee shall continue to rely on this Employer direction until notified to the contrary. The Employer reserves the right to terminate this authorization upon sixty (60) days' written notice to Capital Markets (or its successor) and the Trustee, and the Employer and the Trustee shall decide on a mutually agreeable alternative procedure for handling brokerage transactions on behalf of the Stock Fund.

     (f) Execution of Purchases and Sales of Units. Unless otherwise directed in writing pursuant to directions that the Trustee can administratively implement, purchases and sales of units shall be made as follows:

          (i) Subject to subparagraphs (I) and (II) below, purchases and sales of units in the Stock Fund (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator in good order all information, documentation, and funds (if applicable), necessary to accurately effect such transactions. Exchanges of units in the Stock Fund shall be made in accordance with the exchange Guidelines provided in paragraph (ii) of this subsection (f).

               (I) Aggregate sales of units in the Stock Fund on any day shall be limited to the Stock Fund's Available Liquidity for that day. For these purposes, Available Liquidity shall mean the amount of short-term investments held in the fund decreased by any outgoing cash for expenses then due, payables for loan principal, and obligations for pending stock purchases, and increased by incoming cash (such as contributions, exchanges in, loan repayments) and, to the extent credit is available and allocable to the Stock Fund, receivables for pending stock sales. In the event that the requested sales exceed the Available Liquidity, then transactions shall be processed giving precedence to distributions, loans and withdrawals, and otherwise on a first-in first-out (FIFO) basis, as provided in paragraph
(iii) of this subsection (f) (the "Specified Hierarchy"). So long as the Stock Fund is open for such transactions, sales of units that are requested but not processed on a given day due to insufficient Available Liquidity shall be suspended until Available Liquidity is sufficient to honor such transactions in accordance with the Specified Hierarchy.

                (II) The Trustee shall close the Stock Fund to sales or purchases of units, as applicable, on any date on which trading in the Employer Stock has been suspended or substantial purchase or sale orders are outstanding and cannot be executed.

          (ii) Exchange Guidelines. Provided that the Stock Fund is open for purchases and sales of units, the following rules will govern exchanges:

                (I) Participants may contact Fidelity Investments Institutional Operations Company, Inc. ("Fidelity") on any day to exchange from mutual funds, or any GIC fund or managed income portfolio into the Stock Fund. If the request is confirmed before the close of the market (generally, 4:00 p.m. ET) on a business day, it will receive that day's trade date. Requests confirmed after the close of the market on a business day (or on any day other than a business day) will be processed on a next business day basis.

                (II) Participants may contact Fidelity on any day to exchange the Stock Fund to a mutual fund or any GIC fund or managed income portfolio. If Fidelity accepts the request conditionally before the close of the market (generally 4:00 p.m. ET) on any business day and Available Liquidity is sufficient to honor the trade after Specified Hierarchy rules are applied, it will receive that day's trade date. Requests accepted conditionally after the close of the market on any business day (or on any day other than a business day) will be processed on a next business day basis, subject to Available Liquidity for such day after application of Specified Hierarchy rules. If Available Liquidity on any day is insufficient to honor the trade after application of Specified Hierarchy rules, it will be suspended until Available Liquidity is sufficient, after application of Specified Hierarchy rules, to honor such trade, and it will receive the trade date and Closing Price of the date on which it was processed.

          (iii) Specified Hierarchy. The following procedures shall govern sales of the Stock Fund requested for a day on which Available Liquidity is insufficient:

                (I) Loans, withdrawals and distributions will be aggregated and placed first in the hierarchy. If Available Liquidity is sufficient for the aggregate of such transactions, all such loans, withdrawals and distributions will be honored. If Available Liquidity is insufficient for the aggregate of such transactions, then no such loans, withdrawals or distributions will be honored.

                (II) If Available Liquidity has not bee exhausted by the aggregate of loans, withdrawals and distributions, then all remaining transactions involving a sale of units in the Stock Fund shall be grouped on the basis of when such requests were received, in accordance with standard procedures maintained by the Trustee for such grouping as they may be amended from time to time. To the extent of Available Liquidity, all transactions in a group will be honored, on a FIFO basis. If Available Liquidity is insufficient to honor all transactions within a group, then none of such transactions in the group will be honored.

            Transactions not honored on a particular day due to insufficient Available Liquidity shall be honored, using the hierarchy specified above, on the next business day on which there is Available Liquidity.

     (g) Securities Law Reports. The Named Fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Employer Stock; including, without limitation, any reports required under Section 13 or 16 of the Securities Exchange Act of 1934 and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Employer Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust's ownership of Employer Stock as the Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

     (h) Voting and Tender Offers. Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of Employer Stock. Each Participant shall be designated a named fiduciary under ERISA with respect to shares of Employer Stock attributable to units in the Employer Stock fund credited to the Participant's Separate Account not required at the direction of the Participant in accordance with
Section 404(c) of ERISA. The Employer, after consultation with the Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Employer Stock. The Trustee, after consultation with the Employer, shall prepare the necessary documents associated with the voting and tendering of Employer Stock, unless the Employer directs the Trustee not to do so.

          (i)  Voting.

               (I) When the issuer of the Employer Stock prepares for any annual or special meeting, the Employer shall notify the Trustee thirty (30) days in advance of the intended record date and shall cause a copy of all materials to be sent to the Trustee. If requested by the Trustee, the Employer shall certify to the Trustee that the aforementioned materials represent the same information that is distributed to shareholders of Employer Stock. Based on these materials the Trustee shall prepare a voting instruction form. At the time of mailing of notice of each annual or special stockholders' meeting of the issuer of the Employer Stock, the Employer shall cause a copy of the notice and all proxy solicitation materials to be sent to each Participant with an interest in Employer Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of Employer Stock credited to the Participant's Sub-Accounts held in the Stock Fund. The Employer shall provide the Trustee with a copy of any materials provided to the Participants and shall (if the mailing is not handled by the Trustee) certify that the materials have been mailed or otherwise sent to Participants.

               (II) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Employer Stock reflecting such Participant's proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Employer Stock shall be communicated in writing, or by mailgram or similar means. These directions shall be held in confidence by the Trustee and shall not be divulged to the Employer, or any officer or employee thereof, or any other person, except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Employer Stock reflecting the Participant's proportional interest in the Stock Fund as directed by the Participant. The Trustee shall not vote shares of Employer Stock reflecting a Participant's proportional interest in the Stock Fund for which it has received no direction from the Participant, except as required by law.

          (ii)  Tender Offers.

                (I) Upon commencement of a tender offer for any securities held in the Trust that are Employer Stock, the Employer shall timely notify the Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Trustee. The Employer shall certify to the Trustee that the aforementioned materials represent the same information distributed to shareholders of Employer Stock. Based on these materials, and after consultation with the Employer, the trustee shall prepare a tender instruction form and shall provide a copy of all tender materials to be sent to each Participant with an interest in the Stock Fund, together with the foregoing tender instruction form, to be returned to the Trustee or its designee. The tender instruction form shall show the number of full and fractional shares of Employer Stock that reflects the Participant's proportional interest in the Stock Fund (both vested and unvested). The Employer shall notify each Participant with an interest in such Employer Stock of the tender offer and utilize its best efforts to timely distribute or cause to be distributed to the Participant the tender materials and the tender instruction form described herein. The Employer shall provide the Trustee with a copy of any materials provided to Participants and shall (if the mailing is not handled by the Trustee) notify the Trustee that the materials have been mailed or otherwise sent to Participants.

               (II) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Employer Stock reflecting such Participant's proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of Employer Stock shall be communicated in writing, or by mailgram or such similar means as is agreed upon by the Trustee and the Employer under the preceding paragraph. These directions shall be held in confidence by the Trustee and shall not be divulged to the Employer, or any officer or employee thereof, or any other person, except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. The Trustee shall tender or not tender shares of Employer Stock as directed by the Participant. The Trustee shall not tender shares of Employer Stock reflecting a Participant's proportional interest in the Stock Fund for which it has received no direction from the Participant, except as required by law.

               (III) A Participant who has directed the Trustee to tender some or all of the shares of Employer Stock reflecting the Participant's proportional interest in the Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares reflecting the Participant's proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

               (IV) A direction by a Participant to the Trustee to tender shares of Employer Stock reflecting the Participant's proportional interest in the Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Employer Stock tendered from that interest. Pending receipt of direction (through the Administrator) from the Participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining Investment Funds the proceeds should be invested in, the Trustee shall invest the proceeds in the Mutual Fund set forth for such purposes in the Service Agreement.

     (i) Shares Credited. For all purposes of this Section, the number of shares of Employer Stock deemed "credited" or "reflected" to a Participant's proportional interest shall be determined as of the last preceding Valuation Date. The trade date is the date the transaction is valued.

     (j) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Employer Stock credited to a Participant's proportional interest in the Stock Fund, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from Participants.

     (k) Conversion. All provisions in this Section 14.24 shall also apply to any securities received as a result of a conversion to Employer Stock.

In witness whereof, the undersigned have executed this instrument this 25 day of May, 2001.

                                 GIANT INDUSTRIES, INC.


                                 By:     /s/ CHARLEY YONKER
                                    ---------------------------------
                                 Title:  Vice President H.R.
                                       ------------------------------

                                 Accepted by Trustee:

                                 FIDELITY MANAGEMENT TRUST COMPANY


                                 By:
                                    ---------------------------------
                                 Title:
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